EXHIBIT 16

                             DAVID R. RAMOS
                       CERTIED PUBLIC ACCOUNTANT

1543 Lakeland Hills Blvd.                       Telephone: 863-683-4388
Lakeland, Florida 33805                               FAX: 863-686-8620


June 7, 2001

United States Securities and Exchange Commission
Washington, D.C 20549


Ladies and Gentlemen.

This letter is written in response to Form 8-K/A for EMC Group, Inc. pertaining to changes in the Registrant's Certifying Accountant.
I have read the disclosures made by the registrant in response to item 304(a) and I am in agreement with all of the statements made.

Should you have any further questions or concerns, please contact me.

Sincerely,

/s/David R. Ramos
David R. Ramos





American Institute of Certified Public Accountants
Florida Institute of Certified Public Accountants